PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To prospectus dated July 8, 2003)	Registration No. 333-106873

Nuvelo, Inc.

10,000,000 Shares

Common Stock

We are offering 10,000,000 shares of our common stock, par value $0.001 per share. Our common stock is listed on the Nasdaq National Market under the symbol “NUVO.” On October 1, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $2.72 per share.

Investing in our common stock involves risks and uncertainty.

See “ Risk Factors” beginning on page S-3.

	Per Share	Total
Public Offering Price	$2.45	$24,500,000
Underwriting Discounts and Commissions	$0.147	$1,470,000
Proceeds, Before Expenses, to Us	$2.303	$23,030,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriter a 30-day option to purchase up to an additional 1,500,000 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

The underwriter is offering the shares of our common stock as described in “Underwriting.” The underwriter expects to deliver the shares of our common stock to purchasers on or about October 7, 2003.

JMP Securities

The date of this prospectus supplement is October 2, 2003

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date it is presented. Our business, financial condition, results of operations and prospects may have changed since these dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED JULY 8, 2003

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Nuvelo is a registered trade and service mark of ours. All other trademarks, service marks and trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

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FORWARD LOOKING INFORMATION

All statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described or incorporated by reference in this prospectus supplement under “Risk Factors” below, as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entireties. You should carefully consider the facts set forth under “Risk Factors” beginning on page S-3 in this prospectus supplement and in the other reports incorporated by reference herein before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, references to “we,” “us,” or the “company” in this prospectus supplement mean Nuvelo, Inc. and its subsidiaries. Unless otherwise indicated, the information in this prospectus supplement does not give effect to the exercise of the underwriter’s over-allotment option.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and accompanying prospectus, including in each case the documents incorporated by reference herein or therein, and with particular attention to the section entitled “Risk Factors” beginning on page S-3 and the risks incorporated by reference herein and our consolidated financial statements and the notes to the consolidated financial statements incorporated by reference herein.

NUVELO, INC.

We are strategically focused on the discovery and development of novel biotherapeutics. This strategy resulted from a careful review of all assets and programs at both Hyseq, Inc. and Variagenics, Inc. following the close of our merger between the two companies on January 31, 2003.

As part of our strategic focus, we will dedicate our resources to advancing our most promising biopharmaceutical discovery and development programs, including alfimeprase, which entered Phase II trials in the first half of this year.

We will leverage our proprietary gene collection and opportunistic in-licensing and partnering strategy to build upon our pipeline of attractive therapeutic candidates. We also intend to out-license or partner our immunotherapeutics portfolio and monetize non-core assets including our microarray business, pharmacogenomic technology and molecular diagnostic programs, to further support our biopharmaceutical development programs. Our focus is on building a successful biopharmaceutical business. This strategic initiative reflects our commitment to creating a valuable product-focused company that leverages our drug discovery and development expertise. To execute on this strategy, we will align our assets and resources and efficiently manage our finances to provide our key development programs with the greatest chance of success.

We were incorporated as “Hyseq, Inc.” in Illinois in 1992 and reincorporated in Nevada in 1993. On January 31, 2003, we merged with Variagenics, Inc., a publicly traded Delaware corporation based in Massachusetts, and, in connection with the merger, changed our name to “Nuvelo, Inc.” Our principal executive offices are located at 675 Almanor Avenue, Sunnyvale, California 94085 and our telephone number is (408) 215-4000. Our World Wide Web address is http://www.nuvelo.com. Information contained on our web site should not be considered to be part of this prospectus supplement.

RECENT DEVELOPMENTS

Alfimeprase, our lead development program, successfully completed a Phase I clinical trial in the first quarter, 2003. This trial was a multi-center, open label, dose-escalation study in twenty patients across seven centers in the United States. The purpose of this trial was to evaluate the safety and pharmacokinetics of alfimeprase. In the Phase I trial, alfimeprase was safe and well-tolerated and there were no drug related adverse events. We have initiated two Phase II programs with alfimeprase in the first half of this year in both acute peripheral arterial occlusion (PAO) and catheter occlusion and anticipate completion of enrollment of at least one of these Phase II “proof-of-concept” studies by the end of 2003.

On September 25, 2003, we announced successful completion of a planned interim analysis of the Phase II trial of alfimeprase for the treatment of PAO. The interim analysis was conducted on data from the first 36 patients enrolled in the trial. Following review of the patient data, the Data Safety and Monitoring Board (DSMB) and the Trial Steering Committee have recommended that we continue to move forward with the trial in all three doses of alfimeprase, 0.1 mg/kg, 0.3 mg/kg and 0.6 mg/kg.

On September 17, 2003, we entered into a patent assignment and license agreement in which we assigned to Sequenom, Inc. the entire chemical cleavage patent estate acquired by us through our merger with Variagenics, Inc. This assignment included 25 issued and pending patents, as well as an exclusive worldwide license to nine additional restriction enzyme patents. In accordance with the assignment and license agreement, we will receive a licensing payment and potential royalties for any eventual revenues from sublicensing of the restriction enzyme patents.

We had cash, cash equivalents and short term investments, including restricted cash, of $22.6 million as of August 31, 2003.

THE OFFERING

Common stock offered	10,000,000 shares
Common stock outstanding after this offering	74,170,187 shares
Use of proceeds	We are raising funds in this offering primarily for general corporate purposes, including current and future clinical trials of our lead product candidate, alfimeprase, as well as other research and product development activities.

The information above is based on 64,170,187 shares of common stock outstanding as of September 30, 2003 and excludes an aggregate of 5,355,410 shares of common stock reserved for issuance upon exercise of outstanding stock options outstanding on September 30, 2003 granted under our 2002 Equity Incentive Plan, 1995 Stock Option Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/Consultants Stock Option Plan and the Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan, and an aggregate of 4,323,634 shares of common stock reserved for issuance pursuant to future option grants under these plans. The information above also excludes an aggregate of 3,511,726 shares of common stock reserved for issuance upon the exercise of stock options outstanding on September 30, 2003 granted outside of any of our stock option plans and warrants to purchase an aggregate of 6,389,718 shares of our common stock outstanding on September 30, 2003, with exercise prices ranging from $1.35 to $8.51 per share, and a weighted average exercise price of $5.49 per share.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriter will not exercise its option to purchase up to 1,500,000 additional shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks described below in this section, the risks described under the heading “Risk Factors” beginning on page 1 of the accompanying prospectus and the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

There is a large number of shares of our common stock that may be sold in the market following this offering, which may depress the market price of our common stock.

Sales in the public market of substantial amounts of our common stock could depress prevailing market prices of our common stock. As of September 30, 2003, we had 64,170,187 shares of our common stock outstanding. All of these shares are freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for shares held by our affiliates and unregistered shares held by non-affiliates. As of September 30, 2003, our affiliates held 12,401,669 shares of our common stock, which are transferable pursuant to Rule 144 or in some cases Rule 145, each as promulgated under the Securities Act. Although we do not believe that our affiliates have any present intentions to dispose of any shares of common stock owned by them, there can be no assurance that such intentions will not change in the future.

As of September 30, 2003, warrants to purchase 6,389,718 shares of our common stock were outstanding. In addition, under registration statements on Form S-8 under the Securities Act, we have registered approximately 13,190,770 shares of our common stock for sale upon the exercise of outstanding options under our 2002 Equity Incentive Plan, 1995 Stock Option Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/ Consultants Stock Option Plan, and stock option agreements entered into outside of any of our stock option plans and under our Employee Stock Purchase Plan and the Variagenics, Inc. Amended 1997 Employee Director and Consultant Stock Option Plan. Shares of our common stock acquired pursuant to these plans and agreements are available for sale in the open market. In addition, we have reserved approximately 3,511,726 shares of our common stock for issuance upon the exercise of outstanding options under stock option agreements entered into outside of any of our stock option plans. As of September 30, 2003, 2,263,584 of the 3,511,726 shares of these options were exercisable. The exercise of those options or warrants, and the prompt resale of shares of our common stock received, may result in downward pressure on the price of our common stock. The existence of the currently outstanding warrants and options to purchase our common stock may negatively affect our ability to complete future equity financings at acceptable prices and on acceptable terms.

As of September 30, 2003, 1,720,741 shares of our common stock were issuable upon repayment of our note held by Affymetrix. Affymetrix has the ability to declare all outstanding principal and interest under the note immediately due and payable in the event that our market capitalization is under $50 million and Affymetrix reasonably determines that the loan evidence by the note is impaired, and we have an obligation to prepay amounts owing under the note to the extent that the amounts outstanding exceed 10% of our market capitalization. Moreover, we have registered for resale a portion of these shares on a registration statement that has been declared effective by the Securities and Exchange Commission. If we decide to repay this note with our common stock, whether pursuant to acceleration of the note or otherwise, the prompt resale of shares or our common stock received by Affymetrix may also result in significant downward pressure on the price of our common stock and the possibility of this occurrence may also affect our ability to complete future equity financings at acceptable prices and on acceptable terms.

Upon completion of this offering, we will have outstanding an aggregate of 74,170,187 shares of common stock, assuming no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless these shares are purchased by affiliates.

Our management will have broad discretion with respect to the use of the proceeds of this offering, and may not apply the proceeds to uses that will benefit stockholders.

Our management will have broad discretion as to how to use the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of the proceeds are uncertain.

USE OF PROCEEDS

We will receive approximately $22,760,000 in net proceeds from the sale of the shares of common stock in this offering, or approximately $26,214,500 if the underwriter’s over-allotment option is exercised in full, each after payment of our expenses of approximately $270,000 related to this offering and underwriting discounts and commissions.

We intend to use the net proceeds from the sale of securities in this offering for general corporate purposes, including current and future clinical trials of our lead product candidate, alfimeprase, as well as other research and product development activities. We have agreed not to use the net proceeds from this offering to repay any amounts outstanding under the Rathmann line of credit described in “Certain Relationships and Related Transactions,” other than the scheduled monthly payments, and according to the schedule of monthly payments defined, in the Rathmann line of credit.

Pending such uses, we may invest the net proceeds in interest bearing securities, government and corporate obligations.

DILUTION

Our net tangible book value as of June 30, 2003 was approximately $13.8 million or $0.22 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding at that date. Without taking into account any other changes in the net tangible book value after June 30, 2003, other than to give effect to our receipt of the estimated net proceeds from the sale of the 10,000,000 shares of common stock from this offering at an offering price of $2.45 per share, less estimated offering expenses, our net tangible book value as of June 30, 2003 after giving effect to the items above would have been approximately $36.6 million or $0.50 per share. This represents an immediate increase in the net tangible book value per share of $0.28 per share to existing stockholders and an immediate dilution of $1.95 per share to new investors. The following table illustrates this per share dilution:

Offering price		$2.45
Net tangible book value per share before the offering	$0.22
Increase in net tangible book value after the offering	$0.28

Net tangible book value per share after the offering		$0.50

Dilution per share to new investors		$1.95

This table is based on the number of outstanding shares as of June 30, 2003 and excludes the shares indicated in (*) below.

CAPITALIZATION

The following table sets forth our actual capitalization at June 30, 2003 and as adjusted to give effect to the issuance of 10,000,000 shares of our common stock offered hereby and the application of the estimated net proceeds therefrom. See “Use of Proceeds.” The capitalization information set forth in the table below is qualified by the more detailed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

	As of June 30, 2003
	Actual (*)	As Adjusted
	(in thousands)
Stockholders’ Equity:
Capital stock, $0.001 par value, 100,000,000 shares authorized:
Common Stock: 63,667,334 (actual) and 73,667,334 (as adjusted) shares issued and outstanding	$64	$74
Additional paid-in capital	198,449	221,199
Accumulated other comprehensive income	11	11
Deferred stock compensation	(2)	(2)
Accumulated deficit	(183,262)	(183,262)
Total Stockholders’ Equity	$15,260	$38,020

(*)	Excludes an aggregate of 7,239,379 shares of common stock reserved for issuance upon exercise of outstanding stock options outstanding on June 30, 2003 granted under our 2002 Equity Incentive Plan, 1995 Stock Option Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/Consultants Stock Option Plan and the Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan, and an aggregate of 4,298,980 shares of common stock reserved for issuance pursuant to future option grants under these plans. Excludes an aggregate of 2,443,160 shares of common stock reserved for issuance upon the exercise of stock options outstanding on June 30, 2003 granted outside of any of our stock option plans and warrants to purchase an aggregate of 6,389,718 shares of our common stock outstanding on June 30, 2003, with exercise prices ranging from $1.35 to $8.51 per share, and a weighted average exercise price of $5.49 per share. Excludes 2,411,610 shares of common stock issuable upon repayment of our note held by Affymetrix and 5,255,591 shares of common stock issuable upon mutual agreement to convert the promissory note under the Rathmann line of credit.

COMMON STOCK DIVIDENDS

The holders of our common stock are entitled to dividends in such amounts and at such times, if any, as may be declared by our board of directors out of legally available funds. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq National Market under the symbol “NUVO.” The following table summarizes the high and low intra-day sales prices for the common stock for the periods indicated through September 30, 2003:

	2003		2002		2001
	High	Low	High	Low	High	Low
First Quarter	$1.49	$0.64	$9.00	$5.32	$16.44	$7.50
Second Quarter	2.72	0.86	5.33	1.70	18.00	7.50
Third Quarter	4.01	1.76	2.84	1.35	11.35	5.20
Fourth Quarter	—	—	1.90	0.85	10.22	5.94

On October 1, 2003, the last reported sales price of our common stock on the Nasdaq National Market was $2.72 per share. As of September 30, 2003, we estimate there were approximately 289 holders of record (including holders who are nominees for undetermined number of beneficial owners) of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 6, 2001, we received a commitment from Dr. George B. Rathmann to provide a line of credit to us of up to $20.0 million in aggregate principal amount, available for draw down through July 24, 2003. The line of credit agreement was amended and restated as of April 3, 2002 and is currently being renegotiated with Dr. Rathmann. This description refers to the agreement as previously amended and restated. The promissory note issuable pursuant to the line of credit was convertible by mutual agreement by us and Dr. Rathmann into either (a) that number of shares of our common stock as shall equal the quotient obtained by dividing the aggregate principal and interest then outstanding under the note (i) by the average closing price of our common stock on the Nasdaq National Market as reported in The Wall Street Journal for the twenty trading days ending on the second trading day immediately prior to the day of such conversion, or (ii) in connection with an offering of our equity securities, by the per share price of the common stock at which such equity securities shall be offered for sale by us or (b) if within one month of the closing of any equity financing by us for aggregate gross proceeds in excess of $10.0 million, the same equity securities issued by us in the financing, at the same purchase price, with the same exercise price, if any, at the same discount, if any, and otherwise on substantially the same terms and conditions. At the expiration of the line of credit on September 5, 2003 (per a one-month extension to the line of credit agreement), the $11.0 million (plus interest) outstanding under the line of credit became repayable in 48 equal monthly installments. As a result, the accrued interest on this amount, at the rate of the prime rate plus 1%, becomes repayable at the end of this 48 month payment period.

On July 8, 2002, pursuant to an employment agreement, we loaned Dr. Love $2.0 million to repay a pre-existing loan from Dr. Rathmann to Dr. Love that had been made on February 1, 2001 in the amount of $2.0 million. The $2.0 million payment was made directly to Dr. Rathmann and is considered a loan from us to Dr. Love under the same terms and conditions as the $2.0 million loan provided for in Dr. Love’s employment agreement.

UNDERWRITING

We and the underwriter named below have entered into an underwriting agreement concerning the shares of common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase from us the number of shares of common stock indicated in the following table. The underwriter is obligated to purchase all of the shares of common stock, other than those covered by the over-allotment option described below, if it purchases any of the shares of common stock, subject to approval of legal matters by counsel and to certain other conditions.

Underwriter	Number of Shares
JMP Securities LLC	10,000,000

Shares of common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

Over-Allotment Option

If the underwriter sells more shares of common stock than the total number set forth in the table above, the underwriter has a 30-day option to buy up to an additional 1,500,000 shares of common stock from us, at the public offering price less the underwriting discounts and commissions, to cover these sales.

The following table provides information regarding the amount of the discount to be paid to the underwriter. The amounts are shown assuming both no exercise and full exercise of the over-allotment option to purchase 1,500,000 additional shares of our common stock, if any.

	Per Share	Total
		No Exercise of Option	Full Exercise Of Option
Public offering price	$2.45	$24,500,000	28,175,000
Underwriting discount and commissions to be paid by us	$0.147	$1,470,000	1,690,500
Proceeds to us, before expenses	$2.303	$23,030,000	26,484,500

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $270,000.

Nuvelo, Inc. and each of our directors other than Jean-Francois Formela, M.D. and Philippe O. Chambon, M.D., Ph.D. have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of JMP Securities LLC, dispose of or hedge any shares of common stock or any securities convertible or exchangeable into common stock. Jean-Francois Formela, M.D. and Philippe O. Chambon, M.D., Ph.D. have agreed that for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of JMP Securities LLC, dispose of or hedge any shares of common stock or any securities convertible or exchangeable into common stock; except that they may so dispose or hedge as described above during the final 30 days of the 90-day period if they effect such a transaction solely through JMP Securities LLC.

Stabilization

In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market, pursuant to Regulation M under the Securities Act. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in any amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of the shares of common stock available for purchase in the open market compared to the price at which it may purchase shares of common stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase shares in this offering.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected on the Nasdaq National Market or otherwise.

The underwriter is not obligated to conduct market-making activities in our common stock and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter.

Indemnity

We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make in respect thereof.

Other Agreements

The underwriter may, from time to time in the future, provide investment banking and general financing services to us and may, in the future, receive customary fees.

LEGAL MATTERS

Kummer Kaempfer Bonner & Renshaw of Las Vegas, Nevada will issue an opinion about certain legal matters with respect to the common stock being offered in this prospectus supplement. Certain legal matters in connection with the offering will be passed upon for the company by Latham & Watkins LLP, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriter by Morrison and Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nuvelo, Inc. as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002, have been so incorporated in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Variagenics, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus supplement by reference to the Current Report on Form 8-K/A, dated July 3, 2003 of Nuvelo, Inc., have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of the prospectus but before the end of any offering made under this prospectus supplement and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended on Form 10-K/A filed with the SEC on April 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003

•	our current report on Form 8-K, filed with the SEC on January 21, 2003:

•	our current report on Form 8-K, filed with the SEC on January 28, 2003;

•	our current report on Form 8-K, filed with the SEC on February 4, 2003, as amended on Form 8-K/A filed with SEC on February 14, 2003, and as further amended on Form 8-K/A filed with the SEC on July 3, 2003;

•	our current report on Form 8-K, filed with the SEC on May 1, 2003;

•	our current report on Form 8-K, filed with the SEC on August 12, 2003;

•	our current report on Form 8-K, filed with the SEC on October 2, 2003; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on July 23, 1997.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into this prospectus supplement and the accompanying prospectus. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Nuvelo, Inc.

Attention: Peter S. Garcia

675 Almanor Avenue

Sunnyvale, CA 94085

(408) 215-4000

PROSPECTUS

$50,000,000

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

We may offer from time to time in one or more offerings sell up to $50,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	shares of our preferred stock in one or more series;

•	shares of our common stock;

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 1.

Our common stock is quoted on the Nasdaq National Market under the symbol “NUVO.” On July 7, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $2.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2003

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

We own or have rights to use trademarks or trade names that we use in conjunction with the operation of our business. Nuvelo is a registered trade and service mark of ours. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, offer any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

RISK FACTORS

An investment in our debt securities, preferred stock or common stock involves a high degree of risk. You should consider carefully the risk factors contained in our most recent filing on Form 10-K or Form 10-Q, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

ABOUT NUVELO

We are strategically focused on the discovery and development of novel biotherapeutics. This strategy resulted from a careful review of all assets and programs at both Hyseq and Variagenics following the close of our merger between the two companies on January 31, 2003.

As part of this plan, we will dedicate our resources to advancing our most promising biopharmaceutical discovery and development programs, including alfimeprase, which entered Phase II trials in the first half of this year.

We will leverage our proprietary gene collection and opportunistic in-licensing and partnering strategy to build upon our pipeline of attractive therapeutic candidates. We also intend to out-license or partner our immunotherapeutics portfolio and monetize non-core assets including our microarray business, pharmacogenomic technology and molecular diagnostic programs, to further support our biopharmaceutical development programs. Our focus is on building a successful biopharmaceutical business. This strategic initiative reflects our commitment to creating a valuable product-focused company that leverages our drug discovery and development expertise. To execute on this strategy, we will align the Company’s assets and resources and efficiently manage our finances to provide our key development programs with the greatest chance of success.

Alfimeprase, our lead development program, successfully completed its Phase I trial in the first quarter, 2003. This trial was a multi-center, open label, dose-escalation study to evaluate the safety and pharmacokinetics of alfimeprase, and was completed in twenty patients across seven centers in the United States. The results show that alfimeprase was safe and well-tolerated. There were no drug related adverse events. In addition we recently filed an investigational new drug (IND) application for a second indication in catheter occlusion. We have initiated two Phase II programs with alfimeprase in the first half of this year in both PAO and catheter occlusion and anticipate completion of at least one of these Phase II “proof-of-concept” studies by the end of 2003.

We were incorporated as “Hyseq, Inc.” in Illinois in 1992 and reincorporated in Nevada in 1993. On January 31, 2003, we merged with Variagenics, Inc., a publicly traded Delaware corporation based in Massachusetts, and, in connection with the merger, changed our name to “Nuvelo, Inc.” Our principal executive offices are located at 675 Almanor Avenue, Sunnyvale, California 94085 and our telephone number is (408) 215-4000. Our World Wide Web address is http://www.nuvelo.com. Information contained on our web site should not be considered to be part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION

All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described or incorporated by reference in this prospectus under “Risk Factors” above, as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions.

Pending such uses, we may invest the net proceeds in interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency:

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
	(in thousands)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—
Coverage deficiency	$(18,547)	$(22,253)	$(36,472)	$(44,978)	$(13,583)	$(16,369)

(1)	We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our convertible senior or subordinated debt securities issued under one or more separate senior or subordinated indentures to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. The indentures are substantially identical except for the subordination provisions described below under “Subordinated Debt Securities.” In this description of the debt securities, the words “Nuvelo”, “we”, “us” or “our” refer only to Nuvelo and not to any of our subsidiaries.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

•	whether the debt securities will be senior or subordinated,

•	the offering price,

•	the title,

•	any limit on the aggregate principal amount,

•	the person who shall be entitled to receive interest, if other than the record holder on the record date,

•	the date the principal will be payable,

•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

•	the place where payments may be made,

•	any mandatory or optional redemption provisions,

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance,”

•	any conversion or exchange provisions,

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

•	whether the debt securities will be issuable in the form of a global security,

•	any subordination provisions, if different from those described below under “Subordinated Debt Securities,”

•	any deletions of, or changes or additions to, the events of default or covenants, and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities, and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement,

•	be deposited with the depositary or nominee or custodian, and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

•	an event of default is continuing, or

•	any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names,

•	will not be entitled to physical delivery of certificated debt securities, and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

•	the successor assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)  failure to pay principal of or any premium on any debt security of that series when due,

(2)  failure to pay any interest on any debt security of that series for 30 days when due,

(3)  failure to deposit any sinking fund payment when due,

(4)  failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5)  our bankruptcy, insolvency or reorganization, and

(6)  any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2)  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3)  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Nuvelo and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security,

•	reduce the principal, premium, if any, or interest on any debt security,

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

•	reduce the rate of interest on any debt security,

•	change the currency in which any debt security is payable,

•	impair the right to enforce any payment after the stated maturity or redemption date,

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security,

•	waive a redemption payment or modify any of the redemption provisions of any debt security,

•	adversely affect the right to convert any debt security, or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

(1)  the subordination provisions under the subordinated indenture, and

(2)  covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

As of March 31, 2003, $9.2 million senior indebtedness was outstanding. We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means:

(1)  all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)  all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)  all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4)  all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5)  all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

(6)  all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7)  any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8)  any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

•	our indebtedness to any of our majority-owned subsidiaries; and

•	the subordinated debt securities.

DESCRIPTION OF PREFERRED STOCK

We currently have authorized 8,000,000 shares of preferred stock, of which 3,000,000 shares have been designated Series A Preferred Stock, 100,000 shares have been designated Series B Junior Participating Preferred Stock, and 4,900,000 shares are undesignated preferred stock. As of July 8, 2003, we do not have any shares of preferred stock outstanding.

General

Prior to issuance of shares of each series of our undesignated preferred stock, our Board of Directors is required by the Nevada Revised Statutes, or NRS, and our Amended and Restated Articles of Incorporation, or articles of incorporation, to adopt resolutions and file a Certificate of Designation with the Secretary of State of the State of Nevada, fixing for each such series the designations, voting powers, preferences, limitations, restrictions and relative rights of the shares of such series. Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Subject to limitations prescribed by the NRS, our articles of incorporation and our Amended and Restated Bylaws, or bylaws, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, voting powers, preferences, limitations, restrictions and relative rights of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The applicable prospectus supplement(s) will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price (or its manner of calculation) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Nuvelo rank:

•	senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;

•	on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and

•	junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is only a summary of the material terms of our common stock or our stockholder rights agreement. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our articles of incorporation, bylaws and rights agreement, each of which has been filed with the SEC, as well as applicable Nevada law.

We currently have authorized 100,000,000 shares of common stock and, as of June 30, 2003, we had 63,667,334 shares of common stock outstanding. As of June 30, 2003, we had an aggregate of 7,239,379 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our 2002 Equity Incentive Plan, 1995 Stock Option Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/ Consultants Stock Option Plan and the Variagenics, Inc. Amended 1997 Employee, Director and Consultant Stock Option Plan, and an aggregate of 4,298,980 shares of common stock reserved for issuance pursuant to future option grants under these plans. As of June 30, 2003, we had an aggregate of 2,443,160 shares of common stock reserved for issuance upon the exercise of stock options granted outside of any of our stock option plans. As of June 30, 2003, we had warrants to purchase an aggregate of 6,389,718 shares of our common stock outstanding, with exercise prices ranging from $1.35 to $8.51 per share, and a weighted average exercise price of $5.49 per share.

Common Stock

Holders of our common stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of common stock are not entitled to cumulative voting rights. The approval of 66 2/3% of the voting rights of the common stock is required to make certain amendments to our articles of incorporation, amend our by-laws, and to remove a director from our board of directors. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the sale by us of U.S. Patent 5,202,231, or the exclusive license or assignment by us of U.S. Patent 5,202,231 to a single person or entity having the same effect as a sale of all rights, title and interest in it.

The holders of common stock are entitled to dividends in such amounts and at such times, if any, as may be declared by our board of directors out of legally available funds. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Upon liquidation, dissolution or winding up of us, the holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors and holders of senior securities. The common stock is not redeemable and has no preemptive, conversion or sinking fund rights. The rights of the holders of our common stock are subject to the rights of the holders of any preferred stock which may, in the future, be issued. All outstanding shares of our common stock are, and any shares of common stock issued pursuant to this prospectus when issued will be, duly authorized, validly issued, fully paid and non-assessable.

As of June 30, 2003, 63,667,334 shares of our common stock were issued and outstanding.

Transfer Agent

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation. Its offices are located at 1745 Gardena Ave., Glendale, California 91204, and its telephone number is (818) 502-1404.

Stockholder Rights Agreement

On June 5, 1998, our board of directors adopted a stockholder rights agreement, or rights agreement. Pursuant to the rights agreement, one whole right attaches to each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-thousandth (1/1000) of a share of our Series B Junior Participating Preferred Stock at an initial purchase price of $175.00, subject to customary antidilution adjustments. The rights do not become exercisable until the earlier to occur of:

•	10 business days following a public announcement that a person or group has acquired beneficial ownership of 15% (or 27.5% in the case of an approved stockholder) or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our board of directors) following the commencement or announcement of an intention to make a tender offer or exchange offer, that would result in a person or entity becoming an acquiring person

The rights will expire on June 5, 2008, unless they are redeemed or exchanged by Hyseq before that time. Until a right is exercised, the rights do not convey the right to vote, receive dividends or others provide the holder with any rights as a stockholder.

When a person or group becomes an acquiring person (or at such later time as determined by independent directors of our board of directors) then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right. Subject to specified exemptions, in the event that we are involved in a merger, or we sells more than 50% of our assets or earning power to an acquiring company, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of our common stock, our board of directors may cause us to acquire the rights (other than rights owned by the acquiring person), in whole or in part, in exchange for one share of common stock per right.

While the rights are redeemable, we may supplement or amend any provision of the rights agreement in any respect without the approval of any holders of rights or share of common stock. When the rights are no longer redeemable, we may supplement or amend the rights agreement without the approval of any holders of rights certificates as long as the supplement or amendment does not adversely affect the interests of the holders of rights (other than an acquiring person). Any supplement or amendment to the rights agreement shall require the affirmative vote of a majority of our independent directors. Any extension of the final expiration date of the rights shall require the affirmative vote of three-quarters of the independent directors.

ADDITIONAL INFORMATION CONCERNING OUR CAPITAL STOCK

Anti-Takeover Effects of Our Articles of Association and Bylaws

Our articles of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

•	that members of our board of directors serve staggered terms of up to three years;

•	that the holders of 66 2/3% of the voting rights of all classes of stock entitled to vote are required to remove our directors;

•	that the board of directors may fill vacancies on the board of directors;

•	that all stockholder action must be effected at a duly called meeting and not by a consent in writing;

•	that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning not less than 50% of our outstanding shares of common stock;

•	that stockholders must comply with certain notice requirements to nominate directors to serve on our board of directors and to bring proposals before annual and special meetings of stockholders;

•	that the board of directors is authorized to designate the rights and privileges of our authorized and unissued preferred stock; and

•	that the holders of 66 2/3% of the voting rights of all classes of stock entitled to vote are required to amend the by-laws and certain provisions of our articles of incorporation.

These provisions could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices.

Business Combination Statute under Nevada Law

We are also subject to provisions of Nevada law that could discourage, delay or prevent an actual or potential change in control of us. Nevada law prohibits certain business combinations between a corporation and an “interested stockholder” for three years after the stockholder became an interested stockholder unless the stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Nevada law will permit, however, business combinations that meet all requirements of the corporation’s articles of incorporation and either:

•	are approved by the board of directors before the stockholder became an interested stockholder (or as to which the purchase of shares made by the interested stockholder had been approved by the board of directors before the date of purchase),

•	are approved by the affirmative vote of the holders of stock representing a majority of the voting stock (excluding voting stock of the interested stockholder and its affiliates and associates) at a meeting called for such purpose no earlier than three years after the stockholder became an interested stockholder, or

•	the form and amount of consideration to be received by stockholders (excluding the interested stockholder) of the corporation satisfies certain tests and, with limited exceptions, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation after becoming an interested stockholder and before the business combination is consummated.

An “interested stockholder” means, generally stated, a stockholder who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of a corporation.

A corporation may expressly exclude itself from application of the foregoing business combination provisions of Nevada law, but we have not done so.

Limitation of Liability and Indemnification

In accordance with Nevada law, our articles of incorporation provide that none of our officers or directors shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as an officer or director. However, this provision excludes any limitation on liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of distributions in violation of Nevada law.

In accordance with Nevada law, our by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any proceeding (other than an action by or in the right of Nuvelo) by reason of the fact that he is or was an officer, director or agent of Nuvelo against losses actually and reasonably incurred by that person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests. Losses are the total amount that the officer, director or agent becomes legally obligated to pay, including judgments, fines, amounts paid in settlement, attorneys’ fees, expenses of establishing a right to indemnification and other expenses. If the proceeding is a criminal proceeding, the person to be indemnified must have had no reasonable cause to believe his or her conduct was unlawful.

Our bylaws provide for similar indemnification for expenses resulting from an action by or in the right of Nuvelo, except that no indemnification will be made if the person is adjudged by a court of competent jurisdiction after exhaustion of all appeals to be liable to us or for amounts paid in settlement to us unless the court determines that the person is fairly and reasonably entitled to indemnity for expenses. Expenses of officers, directors and agents include attorneys’ fees, any expenses of establishing a right to indemnification and amounts paid in settlement. Our bylaws also provide for advancement of expenses.

We also maintain liability insurance for our officers and directors, and have entered into indemnification agreements with them.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Kummer Kaempfer Bonner & Renshaw or Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Nuvelo, Inc. as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Variagenics, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K/A, dated July 3, 2003 of Nuvelo, Inc., have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, as well as at the SEC’s regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at “http://www.sec.gov”. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended on Form 10-K/A filed with the SEC on April 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003;

•	our current report on Form 8-K, filed with the SEC on January 21, 2003;

•	our current report on Form 8-K, filed with the SEC on January 28, 2003;

•	our current report on Form 8-K, filed with the SEC on February 4, 2003, as amended on Form 8-K/A filed with the SEC on February 14, 2003, and as further amended on Form 8-K/A filed with the SEC on July 3, 2003; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on July 23, 1997.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Nuvelo, Inc.

Attention: Peter S. Garcia

675 Almanor Avenue

Sunnyvale, CA 94085

(408) 524-8100